Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
BROADPOINT SECURITIES GROUP, INC.
Under Section 805 of the Business Corporation Law

FIRST:	The name of the corporation is Broadpoint Securities Group, Inc. It was formed under the name First Albany Companies Inc.

SECOND:	The date of filing of the Certificate of Incorporation with the Department of State is November 4, 1985.

THIRD:	Article FIRST of the Certificate of Incorporation, relating to the name of the Corporation, is hereby amended to read in its entirety as follows:

“FIRST, The name of the corporation is Broadpoint Gleacher Securities Group, Inc.”

FOURTH:	Article FOURTH of the Certificate of Incorporation is hereby amended to increase the aggregate number of shares of Common Stock, par value $.01 per share, which the Corporation shall have the authority to issue from 100,000,000 to 200,000,000. To effect the foregoing amendment, Article FOURTH is hereby amended to read in its entirety as follows:

“FOURTH, The aggregate number of shares which the Corporation shall have the authority to issue is 200,000,000 shares of Common Stock, par value $.01 per share, and 1,500,000 shares of Preferred Stock, par value $1.00 per share.”

FIFTH:	This Certificate of Amendment was authorized pursuant to the provisions of 803(a) of the Business Corporation Law at a meeting of the Board of Directors of the Corporation duly held on March 2, 2009 followed by an affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote thereon by means of a written consent duly executed on March 2, 2009.
IN WITNESS WHEREOF, the undersigned have signed this Certificate of Amendment on this 5th day of June, 2009.

/s/ Lee Fensterstock
Name: Lee Fensterstock
Title: Chairman and Chief Executive Officer

/s/ Patricia Arciero-Craig
Name: Patricia Arciero-Craig
Title: Secretary